EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Somerset Hills Bancorp:

We consent to incorporation by reference in the registration statement (No. 333-99647) on Form SB-2 and (No. 333-102203 and 333-143194) on Form S-8 of Somerset Hills Bancorp of our report dated March 13, 2009, relating to the consolidated statements of financial condition of Somerset Hills Bancorp as of December 31, 2008 and the related consolidated statements of income, stockholders’ equity, and cash flows for year then ended which report appears in the December 31, 2008 Annual Report on Form 10-K of Somerset Hills Bancorp.

By: /s/ CROWE HORWATH LLP

Livingston, New Jersey
March 19, 2009